INSIDER TRADING POLICY
Issue date August 2023; updated June 20, 2024

1.PURPOSE
Aviat Networks, Inc. (the “Company”) has adopted the policies and procedures described in this Insider Trading Policy Statement (this “policy statement”) to provide guidance to the Company’s officers, directors, employees, consultants and other related individuals with respect to transactions in the Company’s securities (such as common stock, options to buy or sell common stock, warrants, convertible securities and debt securities) and derivative securities relating to the Company’s common stock, whether or not issued by the Company (such as exchange-traded options) for the purpose of promoting compliance with applicable securities laws. This document states a policy of the Company and is not intended to be regarded as legal advice.
Adoption of Insider Trading Policy Statement.
The Company has adopted this policy statement, which prohibits transacting in Company securities based on material, nonpublic information regarding the Company. The policy statement covers all officers, directors and employees of the Company. Any restrictions that apply to an officer, director, employee or other person covered by this policy statement will also apply to (1) family members who reside with such individual, (2) any other persons who live in such individual’s household, (3) family members who do not live in such individual’s household but whose transactions in Company securities are directed by the individual or are subject to the individual’s control or influence (such as parents or children who consult with the individual prior to transacting in Company securities) and (4) partnerships, trusts, estates and other legal entities controlled by such individual (collectively, “family members and affiliated entities”). The policy statement also covers other persons such as contractors or consultants who have or may have access to material, nonpublic information regarding the Company from time to time. The people to whom this policy statement applies are referred to in this policy statement as “insiders.”
The policy statement is to be circulated to all officers, directors and employees at the time of its adoption and shall be delivered to all new officers, directors and employees on the commencement of their relationships with the Company.

2.SCOPE
Designation of Certain Persons
1.1.Section 16 Individuals. The Company has determined that certain of its directors and executive officers are subject to the reporting and penalty provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (the “Section 16 Individuals”). The list of Section 16 Individuals will be modified by the Company from time to time to reflect the election of new executive officers or directors, any change in function of current executive officers and the resignation or departure of current executive officers and directors. Section 16 Individuals are subject to special restrictions and procedures under the policy statement, including the mandatory pre-clearance requirement described in Section 4, subsection 3.2.
1.2.Other Restricted Persons. The Company may determine from time to time that other persons (in addition to the Section 16 Individuals) are subject to the mandatory pre-clearance requirement described in Section 4, subsection 3.2, if the Company believes that, in the normal course of their duties, such persons have, or are likely to have, regular access to material, nonpublic information regarding the Company. In addition, under special circumstances, other persons may come to have access to material, nonpublic information regarding the Company for a limited period of time. During such period, such persons shall also be subject to the mandatory pre-clearance procedure described in Section 4, subsection 3.2.

3.APPOINTMENT OF INSIDER TRADING COMPLIANCE OFFICER

The CEO is responsible for appointing the Company’s Insider Trading Compliance Officer, who is authorized to perform all of the duties of the Insider Trading Compliance Officer as set forth herein.

4.INSIDER TRADING AND CONFIDENTIALITY POLICY STATEMENT
1.Prohibition Against Transacting on Material Nonpublic Information – “Insider Trading”
Except as indicated in this policy statement, an insider should not buy, sell, give gifts of or otherwise transact in securities of the Company while in possession of material, nonpublic information about the Company (see below for definition of “material, nonpublic information”).
No insider shall disclose or tip, either directly or indirectly, material, nonpublic information about the Company with others who may then use such information to transact in the Company’s securities. No insider shall make recommendations, either directly or indirectly, or express opinions on the basis of material, nonpublic information about the Company as to transacting in the Company’s securities. Insiders are not authorized to recommend transactions in the Company’s securities to any other person regardless of whether the insider is aware of material, nonpublic information about the Company.
Insiders may be subject to criminal prosecution and/or civil liability for transacting (which includes purchasing, selling, and giving gifts) in the Company’s securities when they know material information concerning the Company that has not been fully disclosed to the public. Employees of the Company who violate this policy statement may also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.
It is also the policy of the Company that the Company will not engage in transactions in the Company’s equity securities (as defined in the Exchange Act) while aware of material, nonpublic information relating to the Company or its securities, except for:
•transactions with plan participants (or their permitted assignees) pursuant to an equity-based compensation plan of the Company;
•transactions with holders of outstanding options, warrants, rights, convertible securities or other derivative securities that are issued by the Company and that result from the holder’s exercise, conversion or other election pursuant to the terms of the security or result from the Company’s exercise, notice of redemption or conversion, or other election made pursuant to the terms of the security;
•transactions made pursuant to written plans for transacting in the Company’s securities that, at the time adopted, conform to all of the requirements of Rule 10b5-1 of the Exchange Act as then in effect;

•transactions with counterparties who are at the time also aware of the material, nonpublic information or who acknowledge, agree or represent that they are aware that the Company may possess material, nonpublic information but are not relying on the disclosure or omission to disclose to them of any such information; or
•any other transaction expressly authorized by the board of directors or any committee thereof, or by senior management in consultation with the Insider Trading Compliance Officer.
2.Definition of Material, Nonpublic Information.
Information is material if there is a substantial likelihood that a reasonable investor would consider the information as significantly altering the total mix of information available. Information may therefore be material if it is likely that a reasonable investor would consider it important in making an investment decision regarding the purchase, holding or sale of a company’s securities. Both positive and negative information can be material. Common examples of information that could be, but are not necessarily, material include:
•revenues, expenses and other earnings information;
•new or cancelled significant bookings;
•execution or termination of material contracts;
•pending or prospective mergers, significant acquisitions, tender offers, joint ventures, or significant changes in assets;
•significant new products or discoveries, or developments regarding customers or suppliers;
•significant corporate events, including material cybersecurity, data, or personnel matters; and
•changes in control or major personnel changes, particularly departures or elections of directors or executive officers.
Nonpublic information is information that has not been previously disclosed to the general public (for example, through press releases and public filings with the SEC) and is otherwise not available to the general public. Although timing may vary depending on the circumstances, generally, the Company expects that insiders should allow two full business days after release of the information by the Company as a reasonable waiting period before information is deemed public. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of material, nonpublic information. If you have any question as to whether it is appropriate to transact in a given circumstance, contact the Insider Trading Compliance Officer prior to transacting in Company securities.
3.Additional Transaction Policies. The Company has established the following additional insider trading policies.
3.1.Transaction Windows. The Company establishes “transaction windows” for when transacting in the Company’s securities is not generally prohibited. Subject to the general restrictions on insider trading under this policy statement and Section 5, subsection 3.2 below, Designated Insiders (as defined below) generally may transact in the Company’s securities during transaction windows. Note that “transacting” includes not only open market purchases and sales but also sales of securities purchased upon the exercise of options granted under the Company’s equity incentive, other plans and so-called “derivatives transactions,” as detailed below, and giving gifts of the Company’s securities. Caution must still be exercised, however. Transacting in the Company’s securities during the transaction windows should not be considered a “safe harbor,” and insiders should use good judgment at all times.
3.1.1.Scheduled Black-out Periods. The Company has determined that directors, executive officers and other individuals designated from time to time by the Company (collectively, “Designated Insiders”), as well as their respective family members and affiliated entities, will not be permitted to transact in the Company’s securities at any time during the periods designated by the Insider Trading Compliance Officer from time to time (the “Scheduled Black-out Periods”).
Again, you may not transact in Company securities at any time if you have knowledge of material, nonpublic information about the Company.
3.1.2.Unscheduled Black-out Periods. From time to time, the Company may prohibit some or all of its directors, executive officers, or employees, as well as their family members and affiliated entities, from transacting in the securities of the Company or the securities of another company because of developments known to the Company and not yet disclosed to the public, an “Unscheduled Black-out Period.” In this event, the Insider Trading Compliance Officer will notify affected persons, and those persons, except as set forth in Section 4, subsection 3.4 below, may not engage in any transaction involving the securities of the Company or the other specified company, as applicable, until the Insider Trading Compliance Officer notifies them that the Unscheduled Black-out Period is over. In addition, any person made aware of the existence of an Unscheduled Black-out Period should not disclose to the existence of the Unscheduled Black-out Period to any other person (outside of those subject to the Unscheduled Black-out Period).
3.2.Mandatory Pre-clearance. The Company has determined that the Designated Insiders must comply with the Company’s mandatory “pre-clearance” process as set forth in this 3.2 before transacting in the Company’s securities at any time, even during the transaction windows. A Designated Insider must submit a pre-clearance request to the Insider Trading Compliance Officer in writing before executing the desired transaction in the Company’s securities. At the same time, the Designated Insider should notify the person designated by the Chief Financial Officer as Stock Administrator (the “Aviat Networks Stock Administrator”) of the pending transaction. The Designated Insider may not execute the transaction before he or she has received written approval from the Insider Trading Compliance Officer; oral approval is not sufficient. The Insider Trading Compliance Officer may consult as necessary with senior management of and/or counsel to the Company before clearing any proposed transaction. After the Designated Insider receives clearance to engage in the desired transaction, the Designated Insider must complete the transaction within (1) three trading days or (2) such shorter period as is designated by the Insider Trading Compliance Officer, or make a new request for clearance. The Insider Trading Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance. If permission to execute the transaction is denied, the Designated Insider should not initiate any transaction involving Company securities and should not inform any other person of the restriction. Clearance of a proposed transaction by the Insider Trading Compliance Officer does not constitute legal advice or otherwise acknowledge that a Designated Insider does not possess material, nonpublic information. Designated Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of material, nonpublic information.
The procedures and restrictions in Sections 3.1 and 3.2 above apply to all Designated Insiders and their respective family members and affiliated entities. The Insider Trading Compliance Officer shall be responsible for notifying relevant individuals that they are Designated Insiders subject to the special restrictions in Sections 3.1 and 3.2. If you have any doubt as to whether these restrictions apply to you, you should contact the Insider Trading Compliance Officer.
3.3.Additional Trading Restrictions. It is the Company’s policy that directors, officers and other employees may not engage in any of the following transactions subject to the exceptions in Section 3.4:
3.3.1.Short Sales. Short sales of the Company’s securities are prohibited.
3.3.2.Publicly Traded Options. Transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. (Option positions arising from certain types of hedging transactions are governed by subparagraph 3.3.3 below.)
3.3.3.Hedging Transactions. Directors, officers and other employees are prohibited from engaging in any hedging or monetization transactions, such as zero cost collars and forward sale contracts.
3.3.4.Margin Accounts and Pledges. Directors, officers and other employees are prohibited from holding Company securities in a margin account, purchasing securities on margin, or pledging Company securities as collateral for a loan.
3.4.Exceptions. Except for the pre-clearance restrictions for the Designated Insiders as set forth above in Section 4, subsection 3.2, and as otherwise specifically noted, this policy statement does not apply in the case of the following transactions (if applicable to the Company):
3.4.1.Stock Options and Other Stock-Based Compensation. This exception applies to the exercise of stock options under the Company’s stock option plan. However, any sale of any shares issued upon exercise of the option, including as part of a broker-assisted cashless exercise, would be subject to the restrictions of this policy statement.

3.4.2.Employee Stock Purchase Plan. This exception applies to purchases of Company securities through the Company’s Employee Stock Purchase Plan (“ESPP”) by means of a periodic contribution or lump-sum contribution of money to the plan pursuant to an election made at the time of enrollment in the ESPP. Sales of Company securities acquired through the ESPP are, however, subject to the restrictions of this policy statement.
3.4.3. 401(k) Plan. This exception applies to purchases or sales of Company securities in the Company’s 401(k) plan resulting from an insider’s periodic contribution of money to the plan pursuant to the insider’s payroll deduction election. This exception does not apply, however, to certain elections the insider may make under the 401(k) plan, including:
3.4.3.1.an election to increase or decrease the percentage of the insider’s periodic contributions that will be allocated to the Company stock fund;
3.4.3.2.an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund;
3.4.3.3.an election to borrow money against the insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the insider’s Company stock fund balance; and
3.4.3.4.an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
3.4.4.Automatic Reinvestment in Dividends. This exception applies to the automatic reinvestment of dividends paid on Company securities. This exception does not apply, however, to (i) voluntary, additional purchases of Company securities resulting from automatic reinvestment of dividends, (ii) an insider’s election to participate in automatic reinvestment of dividends, and (iii) an insider’s election to increase or decrease the insider’s level of automatic reinvestment of dividends.
3.4.5.Trading Pursuant to Safe Harbor Insider Trading Plans. This exception applies to transactions made pursuant to an “Approved Rule 105-1 Trading Plan.” A written plan for transacting in the Company’s securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 of the Exchange Act as then in effect and the requirements of this policy statement is an “Approved Rule 10b5-1 Trading Plan.”
Designated Insiders shall submit their trading plans and any proposed modifications to such plans to the Insider Trading Compliance Officer for pre-clearance prior to adoption or modification of such plans. The Company’s Insider Trading Compliance Officer shall have the sole discretion to clear such trading plans and modifications to such plans. All Approved Rule 10b5-1 Trading Plans will be reported to the Company’s board of directors on at least a quarterly basis.
Each individual adopting a trading plan is solely responsible for compliance with Rule 10b5-1 of the Exchange Act and ensuring that the trading plan meets the other conditions set forth above. The Company may, in the sole discretion of the Insider Trading Compliance Officer, upon the advice of counsel if sought by the Insider Trading Compliance Officer, determine that any proposed Rule 10b5-1 trading plan is inconsistent with the Company’s policies and is not an Approved Rule 10b5-1 Trading Plan that is exempt from the transaction window and pre-clearance requirements set forth above. The Company strongly recommends that a person seeking to adopt or modify a Rule 10b5-1 trading plan consult an attorney prior to the adoption or modification of such a trading plan.
3.4.6.Cancellation of Shares in Settlement of Withholding Tax Obligations. If the terms of the plan or award under which stock options, stock purchase rights or restricted stock units have been granted authorize the Company to withhold and cancel shares issuable upon the exercise or vesting of the award solely to satisfy an employee-recipient’s liability for federal, state and other income and payroll tax withholding obligations and a proper written irrevocable election authorizing such withholding and cancellation has been delivered to the Company by the employee-recipient, the issuance of the “net” number of shares by the Company to the employee-recipient shall be a permitted transaction during a Scheduled or Unscheduled Black-out Period under this policy statement and the withholding and cancellation of shares for this purpose shall constitute an exception to this policy statement.
3.4.7.Certain Transactions with the Company. This exception applies to acquisitions of the Company’s securities from the Company, and dispositions of the Company’s securities to the Company. This exception is limited to transactions that could be exempt under SEC Rule 16b-3(d) and (e) if the transaction had involved a Section 16 Individual, without regard to the board of directors and stockholder approval requirements of the rule. This exception will not prevent the Company from determining in any situation that it will not allow a transaction involving an acquisition of securities from, or disposition of securities to, the Company.
3.4.8.Diversified Mutual Funds. This exception applies to transactions in diversified mutual funds that are invested in Company securities.
3.4.9.Specifically Approved Transactions. This exception applies to any transaction specifically approved in writing in advance by the Insider Trading Compliance Officer.
4.Conclusion. If you have any questions as to whether it would be appropriate for you to transact in securities of the Company, or if you are uncertain as to any of your responsibilities or obligations under the above policies, you should immediately consult with the Insider Trading Compliance Officer for clarification prior to transacting in any Company securities or making any statement. Failure to observe this policy statement may result in serious consequences, including the termination of your employment or service relationship with the Company.

CERTIFICATION.
All employees and other individuals to whom this policy statement is provided must certify their understanding of, and intent to comply with, this policy statement by signing below.

I,    , certify that: (i) I have read and understand the Company’s Insider Trading and Confidentiality Policy Statement set forth above; (ii) I understand that the Insider Trading Compliance Officer is available to answer to any questions I have regarding this policy statement; (iii) since December 9, 2011 or such shorter period of time that I have been a director, employee or consultant of the Company, I have complied with the provisions of this policy statement; (iv) I will continue to comply with the provisions of this policy statement for as long as I am subject to this policy statement; and (v) I understand that my failure to comply in all respects with the provisions of this policy statement is a basis for termination for cause of my employment or other service relationship with the Company.

Signature:

Print Name:

Date: